Exhibit 99.1

MEDCATH CONTACT:
O. Edwin French President & Chief Executive Officer (704) 708-6600	Art Parker Interim Chief Financial Officer (704) 708-6600
MedCath Announces Completion of Sale of Dayton Heart Hospital to Good Samaritan Hospital
     CHARLOTTE, N.C., May 19, 2008 — MedCath Corporation (Nasdaq: MDTH), its physician partners and Good Samaritan Hospital, Dayton, Ohio, jointly announced today that the parties have completed the sale of Dayton Heart Hospital to Good Samaritan Hospital. Under terms of the transaction, Good Samaritan purchased substantially all of Dayton Heart Hospital’s assets for $55.0 million.
     Net proceeds to MedCath, after income tax expense related to the gain on sale and liquidation of net working capital retained by the hospital partnership, are anticipated to total approximately $32.0 million. MedCath will use the proceeds for general corporate purposes, including investment in other hospital projects.
     Opened in 1999, Dayton Heart Hospital is a 47-bed hospital focused on providing cardiovascular care to the Dayton community. A member of the Premier Health Partners system, Good Samaritan Hospital (Dayton, Ohio) is a 577-bed, full-service teaching facility with a 75-year history that delivers best-in-care cardiovascular, cancer and orthopedics services. Recently, the Joint Commission awarded gold seal certifications to the hospital’s outstanding heart failure, heart attack, breast cancer and artery bypass graft surgery programs. Additionally, HealthGrades, the leading independent quality monitoring organization in the country, named Good Samaritan as a recipient of its 2008 Distinguished Hospital Award for Clinical Excellence, which places it among the top 5 percent of hospitals nationwide.

     “We’ve enjoyed our longstanding relationship with our physician partners in working jointly to provide quality cardiovascular care to the residents in Dayton and nearby communities”, said O. Edwin French, MedCath’s President and Chief Executive Officer. “We wish them and Good Samaritan continued success in servicing the healthcare needs of the local market.”
     MedCath Corporation, headquartered in Charlotte, N.C., is a healthcare provider focused on high acuity services with the diagnosis and treatment of cardiovascular disease being a primary service offering. MedCath owns an interest in and operates nine hospitals with a total of 616 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, South Dakota, and Texas. MedCath is in the process of developing its tenth hospital in Kingman, Arizona. In addition, MedCath and its subsidiary MedCath Partners provide services in diagnostic and therapeutic facilities in various states.
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     Parts of this announcement contain forward-looking statements that involve risks and uncertainties. Although management believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic, regulatory and competitive uncertainties and contingencies that are difficult or impossible to predict accurately and are beyond our control. Actual results could differ materially from those projected in these forward-looking statements. We do not assume any obligation to update these statements in a news release or otherwise should material facts or circumstances change in ways that would affect their accuracy.
     These various risks and uncertainties are described in detail in “Risk Factors” in MedCath’s Form 10-K filed with the Securities and Exchange Commission on December 14, 2007, a copy of which is available on the internet site of the Securities and Exchange Commission at http://www.sec.gov.